EXHIBIT 99


                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com

NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact:  Mark F. Bradley
---------------------                     President and Chief Operating Officer
June 10, 2004                             (740) 373-3155



                       PEOPLES BANCORP APPOINTS PRESIDENT
          ------------------------------------------------------------

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) today announced the appointment of Mark F. Bradley as President and Chief Operating Officer. Bradley has been Peoples Bancorp Inc.'s Chief Operating Officer since July 1, 2003, and also has served, since mid-2002, as President and Chief Operating Officer of Peoples Bank, National Association, the sole banking subsidiary of Peoples Bancorp Inc. ("Peoples Bancorp" or "Company").
         "Mark has been an integral part of the growth of Peoples Bancorp," said Robert E. Evans, Chairman of the Board and CEO. "Over the past several years Mark has assumed many of the strategic operating responsibilities of the Company. His energy and commitment will help Peoples Bancorp continue to grow and be successful."
         "Our executive management team averages 25 years of experience in financial services, nearly all of it with Peoples Bancorp," continued Evans. "With my recent surgery and recuperation, our management team continued to perform under a `business as usual' approach, building on the successes of our company."
         Evans recently underwent successful abdominal surgery. Follow up treatments and chemotherapy will continue throughout the summer months.
         "I don't anticipate any major changes to my schedule," said Evans. "I continue to work at my Company office, my home office, and via our remote access systems and conference calls. This provides good access to our leadership team and things are working quite well. I plan to continue daily activities with the Company, and work more on long-range plans and continued expansion of Peoples Bancorp." Evans remains Chairman of the Board and CEO of the company.
         "Mark's promotion is part of the succession plan we laid out some years ago," summarized Evans. "I have great confidence in the abilities of our management team to deliver integrated financial services to our many clients and long-term rewards for our shareholders."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, insurance, and investment services through 51 locations and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples Bancorp financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank), and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

                                 END OF RELEASE